EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated August 18, 2011 with respect to the audited consolidated financial statements of Writers’ Group Firm Corp. for the period from July 27, 2010 (inception) through March 31, 2011.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

September 13. 2011